Exhibit 6


                                          March 31, 1995

TO:       SIMMONDS COMMUNICATIONS LTD.
          1050 - 5255 Yonge Street
          Willowdale, Ontario
          M2N 6P4

AND TO:   EXTRA CLEARING B.V.
          Papenbroekssteeg 2
          Amsterdam, 1012 NW
          Netherlands

          The following sets forth the terms and conditions pursuant to which the undersigned will act as escrow agent in connection with completing the transactions contemplated by an option agreement (the "Option Agreement") made as of March 31, 1995 between Simmonds Communications Ltd. ("Simmonds") and Extra Clearing B.V. ("EC") and a pledge agreement (the "Pledge Agreement") made as of March 31, 1995 between Simmonds, EC and The R-M Trust Company.

          Following execution and delivery of the Option Agreement and the Pledge Agreement, EC will deliver to the undersigned U.S. $890,000 (the "Funds") which shall be held by the undersigned in a non-interest bearing trust account. By execution of this letter, EC hereby authorizes Davies, Ward & Beck to release the Funds to Simmonds upon receipt from Simmonds of the following:

           (i) share certificates (the "Share Collateral") representing 890,000 shares of common stock in the capital of Intek Diversified Corporation duly endorsed in blank for transfer (with signatures guaranteed by a Canadian chartered bank) or accompanied by properly completed share transfer powers;

          (ii) a certificate (the "Officer's Certificate") in the form annexed hereto as Schedule A, signed by Mr. David O'Kell, Executive Vice President of
                Simmonds;

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         (iii)  letters from each of Hewlett-Packard (Canada)
                Ltd., AT&T Capital Canada, Inc., Teletech
                Financial Corporation and Royal Bank of Canada that they do not have a security interest of any kind in the Share Collateral or releases, in form satisfactory to Davies, Ward & Beck, acting reasonably, of any security interest held by Hewlett-Packard (Canada) Ltd., AT&T Capital Canada, Inc., Teletech Financial Corporation and Royal Bank of Canada in the Share Collateral.

          By execution of this letter, Simmonds hereby authorizes
Davies, Ward & Beck to deliver to The R-M Trust Company the Share
Collateral and to deliver to EC the Officer's Certificate.

          In the event that the undersigned has not received all of the items specified in (i), (ii) (iii) above within 45 days of the date of this letter, the undersigned shall return to EC the Funds and shall return to Simmonds those items, if any, specified in (i), (ii) and (iii) which Simmonds has delivered to the undersigned and this letter agreement shall terminate.

          The acceptance by the undersigned of our duties and obligations under this agreement is subject to the following terms and conditions, which the parties to this agreement hereby agree shall govern and control with respect to the undersigned's rights, duties, liabilities and immunities:

     (a) the undersigned shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any security deposited with us;

     (b) the undersigned shall be protected in acting upon any written notice, request, waiver, consent, receipt, statutory declaration or other paper or document furnished to us, and signed by either of you, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained;

     (c) except for acts of negligence or misconduct, the undersigned shall not be liable for any act done or step taken or omitted by us in good faith;


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     (d)  the undersigned shall have no duties except those which are expressly set forth herein, and we shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this agreement, unless received in writing, and signed by each of you and, if the undersigned's duties herein are affected, unless we shall have given our prior written consent thereto; and

     (e) in the event of a dispute between the parties with respect to the matters herein, we may, at our option, deposit all documents and certificates held by us hereunder with a court of competent jurisdiction and seek directions from such court.

          Each of you agrees to indemnify and save harmless the undersigned from and against any and all liabilities and claims made against us in respect of any action or thing we may take or do or omit to take or do in connection herewith except as a result of our wilful neglect or default hereunder. This indemnity shall survive the termination of this agreement.

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           We would ask that you signify your acceptance of the
foregoing by executing this agreement where indicated below.

                                 Yours very truly,

                                 DAVIES, WARD & BECK



                                 by:____________________________


          The foregoing is accepted and agreed to as of this ____ day of March, 1995.


                                 SIMMONDS COMMUNICATIONS LTD.


                                 by______________________________
                                      David O'Kell
                                      Executive Vice-President



          The foregoing is accepted and agreed to as of this ____ day of March, 1995.


                                EXTRA CLEARING B.V.



                                by_______________________________
                                      Roelof Veenstra
                                      Managing Director


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                           Schedule A

                       OFFICER'S CERTIFICATE


TO:       ECTRA CLEARING B.V.

          I, David O'Kell, Executive Vice-President of Simmonds
Communications Ltd. ("Simmonds"), hereby represent and warrant that:

          (i) certificate No.[s] - represent[s] 200,000 registered and freely tradeable shares in the common stock of Intek Diversified Corporation ("Intek") beneficially owned by Simmonds; and

         (ii) certificate No.[s] - represent[s] 700,000 shares in the common stock of Intek, beneficially owned by Simmonds.


          DATED this _____ day of _____________, 1995.



                         ______________________________________
                         David O'Kell, Executive Vice President







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